Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of Dominion Midstream Partners, LP, appearing in the Annual Report on the Form 10-K of Dominion Midstream Partners, LP for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

November 2, 2015

Richmond, Virginia